EXHIBIT 99.1

 Annapolis Bancorp Announces the Resignation of Director Nancy Lowell

  Family and Business Obligations Cited as Reason for Departure from
                                 Board

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Nov. 16, 2007--Annapolis Bancorp, Inc. (NASDAQ:ANNB) and its subsidiary BankAnnapolis today announced the resignation of Director Nancy Lowell, who is stepping down to concentrate fully on her custom stationery business, Lallie, Inc., and to spend more time with her family.

    "I am honored to have served on the Board of Directors for almost four years," Lowell said. "During that time, BankAnnapolis has become a leading local bank, distinguishing itself from its big bank competitors by providing superior service to its customers, and through its involvement in the community. I feel proud to have been able to contribute to what the bank has accomplished. Serving on the board has been a wonderful experience, and I will always be an advocate for BankAnnapolis in the Greater Annapolis community."

    "While we are saddened that Nancy is leaving the board, we recognize the demands that come with being both a parent and the owner of a growing business," said Chairman and CEO Richard M. Lerner. "Nancy is not only creative and talented; she is an exceptional businesswoman and a special person with whom it has been a pleasure to be associated. We appreciate her service and the invaluable contribution she has made to the growth and success of BankAnnapolis and Annapolis Bancorp."

    Founded in 1990, BankAnnapolis serves small businesses, professional concerns and individuals through its seven community banking offices in Anne Arundel and Queen Anne's Counties. Total assets at September 30, 2007 were $357 million. In 2008, the Bank will open its eighth office in the Annapolis Towne Centre at Parole.

    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455